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                                                                   EXHIBIT 16.1


March 14, 2000


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read the comments of Dynamex Inc. (the "Company") in Item 4 of the Company's Form 8-K dated March 7, 2000 and, with the following clarifications and qualifications, agree with such comments.

With respect to the first sentence of the fifth paragraph of Item 4, at this time Deloitte & Touche LLP ("D&T") is not certain as to the date that D&T first brought to the attention of Company personnel the material weaknesses in internal control noted in D&T's audit of the Company's financial statements for the year ended July 31, 1998.

We do not have sufficient information to agree or disagree with the dates set forth in the last sentence of the fifth paragraph and the first sentence of the sixth paragraph of Item 4.

We do not have sufficient information to agree or disagree with the second sentence of the sixth paragraph of Item 4.

With respect to the engagement referred to in the last sentence of the sixth paragraph of Item 4, D&T notes that the assistance provided by D&T focused on two functions in the Company's financial processes, as described in the engagement letter dated February 1, 1999, and as discussed with the Company's management.

With respect to the second sentence of the seventh paragraph of Item 4, D&T also indicated that since issuing its report on the Company's financial statements for the year ended July 31, 1998, D&T had performed no auditing procedures with respect to the matters addressed in the Management Letter.

With respect to the seventh sentence of the eighth paragraph of Item 4, we do not have sufficient information to agree or disagree with the Company's announcement regarding the proposed restatement because D&T did not complete the audits of the Company's financial statements for the year July 31, 1999 or the Company's proposed restated financial statements for the years ended July 31, 1998 and 1997.

We do not have sufficient information to agree or disagree with the fifth sentence of the ninth paragraph of Item 4.

We do not have sufficient information to agree or disagree with the second sentence of the tenth paragraph of Item 4.

We do not have sufficient information to agree or disagree with the eleventh paragraph of Item 4.

Yours truly,




/s/  Deloitte & Touche LLP